Exhibit 10.11

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$1,022,000
Robert A. Shama President, Afton Chemical Corporation	$573,000
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$451,000
M. Rudolph West Vice President, General Counsel, and Secretary	$376,000
Brian D. Paliotti Chief Financial Officer and Vice President	$362,200